UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 29, 2008
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or	(Commission	(I.R.S. Employer Identification No.)
organization)	File Number)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On February 29, 2008, the Registrant entered into a new Credit Agreement (“Loan Agreement”) by and among the Registrant and EMS Technologies Canada, Ltd. as Borrowers; certain domestic and Canadian subsidiaries of the Borrowers as Guarantors; Bank of America, N.A., as Administrative Agent and L/C Issuer; and a syndicate of other lenders party thereto. This new agreement replaced the previous U.S. revolving credit and Canadian revolving credit loan agreements. Under the new agreement, the Registrant has $60 million total capacity for borrowing in the U.S. and $15 million total capacity for borrowing in Canada. The agreement also has a provision permitting an increase in the total borrowing capacity of up to an additional $50 million with additional commitments from the current lenders or from new lenders. The existing lenders have no obligation to increase their commitment. The Loan Agreement provides for borrowings through February 28, 2013 (the Maturity Date), with no principal payments required until maturity.
The new Loan Agreement is guaranteed by certain domestic and Canadian subsidiaries of the Borrowers and secured by substantially all of the Borrowers’ tangible and intangible assets, with certain exceptions for real estate that secures existing mortgages and other permitted liens and for certain assets in foreign countries.
Interest will be, at the Registrant’s option, a function of either the bank’s prime rate or LIBOR. A commitment fee equal to 0.30% per annum of the daily unused credit is payable quarterly. The Registrant will also pay legal, accounting, and other fees and expenses in connection with the Loan Agreement.
The Loan Agreement includes a financial covenant that establishes a maximum ratio of total funded debt to historical consolidated earnings before interest, taxes, depreciation, and amortization (EBITDA). The Loan Agreement also establishes a minimum ratio of consolidated EBITDA less capital expenditures and taxes paid to specific fixed charges, primarily interest, scheduled principal payments under all debt agreements and dividends. The Loan Agreement includes various other covenants that are customary in such borrowings. The agreement also restricts the ability of the Registrant to declare or pay cash dividends.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 4.01 to this Report and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement
The disclosure set forth under Item 1.01 above is incorporated herein by reference. The new Loan Agreement replaced the U.S. Revolving Credit Agreement, dated as of December 10, 2004, among the Registrant, the lenders from time to time party thereto, and SunTrust Bank as Administrative Agent, as amended, and the Canadian Revolving Credit Agreement, dated as of December 10, 2004, among EMS Technologies Canada, Ltd., the Company, the lenders from time to time party thereto, and Bank of America, National Association (Canada Branch) as Canadian Administrative Agent and Funding Agent, as amended, each of which was scheduled to expire on March 7, 2008, and was terminated as of February 29, 2008.

Section 2 Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure set forth under Item 1.01 above is incorporated herein by reference.
Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (c) The following exhibits are furnished as part of this Form 8-K.

Exhibit
No.	Description

4.01	Credit Agreement, dated as of February 29, 2008, by and among the Registrant and EMS Technologies Canada, Ltd. as Borrowers, certain domestic and Canadian subsidiaries of the Borrowers as Guarantors, the lenders from time to time party thereto, and Bank of America, N.A. as Domestic and Canadian Administrative Agent and L/C Issuer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: March 6, 2008	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer